UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2006

STARMED GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-33153	52-2220728
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2029 Century Park East, Suite 1112, Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 310-226-2555

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a)           On February 7, 2006, StarMed entered into a Mutual Rescission, Settlement and Release Agreement (the “Rescission Agreement”) with Citadel Capital Management Group, Inc. (“Citadel”) and James H. Donell, in his capacity as receiver for Citadel (“Donell”). The purposes of the Rescission Agreement are to (a) rescind an Agreement for the Sale of Capital Stock dated as of July 23, 2003 and (b) restate the terms of a Cancellation, Settlement and Release Agreement dated July 23, 2003 (collectively, the “2003 Agreements”).

Under the 2003 Agreements, StarMed, Citadel and Donell settled certain disputes that had arisen in connection with a $400,000 loan from Citadel to StarMed (the “Indebtedness”) by canceling the Indebtedness and issuing 82,300 shares of StarMed common stock to Citadel (the “Shares”). In the event Citadel is unable to resell the Shares for at least $3.50 per share, StarMed agreed to pay Citadel the deficiency.

Under the Rescission Agreement:

•	The 2003 Agreements were rescinded and cancelled;
•	StarMed paid Citadel $215,000;
•	The Indebtedness was cancelled;
•	Citadel returned the Shares to StarMed; and
•	The parties exchanged general releases.

(b)           On February 16, 2006, the Board of Directors authorized an increase in the number of shares covered by the Company’s 2004 Equity Compensation Plan from 1,050,000 shares to 4,050,000 shares. The other terms and conditions of the 2004 Equity Compensation Plan remain unchanged.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Mutual Rescission, Settlement and Release Agreement dated February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARMED GROUP, INC.

Date: February 22, 2006	By: /s/ Herman Rappaport
Herman Rappaport, CEO